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Exhibit 5.1
October 9, 2009
Tower Group, Inc.
120 Broadway, 31st  Floor
New York, New York 10271
Tower Group Inc.
Ladies and Gentlemen:
     We have acted as counsel to Tower Group, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by the Registrant of a registration statement on Form S-4, including a proxy statement/prospectus (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement” and such proxy statement/prospectus, including the documents incorporated by reference therein, the “Prospectus”), relating to the issuance of up to 6,266,400 shares (the “Shares”) of the Registrant’s common stock, par value $0.01 per share. The Shares are to be issued in connection with the proposed merger of Specialty Underwriters’ Alliance, Inc. (“SUA”) and Tower S.F. Merger Corporation (“Merger Sub”) pursuant to the Amended and Restated Agreement and Plan of Merger, executed on July 22, 2009 and dated as of June 21, 2009, among Registrant, Merger Sub and SUA (the “Merger Agreement”).
     In rendering the opinion expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Registrant and such other instruments and certificates of public officials, officers and representatives of the Registrant and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Registrant and the representations and warranties contained in or made pursuant to the Merger Agreement and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii)
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the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) if issued in physical form, certificates representing the Shares will have been duly executed by the duly authorized officers of the Company in accordance with applicable law and (vi) if issued in book entry form, valid book entry notations will have been made in the share register of the Company.
     Based on and subject to the foregoing, we are of the opinion that, when issued by the Registrant and delivered pursuant to the effective Registration Statement and in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.
     We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than General Corporation Law of the State of Delaware, as currently in effect.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Debevoise & Plimpton LLP
Debevoise & Plimpton LLP